Exhibit 99.1
Silvergate Capital Corporation Announces Fourth Quarter 2022 Results
La Jolla, CA, January 17, 2023 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and twelve months ended December 31, 2022.
Fourth Quarter 2022 Commentary
During the fourth quarter of 2022, the digital asset industry experienced a transformational shift, with significant over-leverage in the industry leading to several high-profile bankruptcies. These dynamics created a crisis of confidence across the ecosystem and led many industry participants to shift to a “risk off” position across digital asset trading platforms. In turn, the Company saw significant outflows of deposits during the quarter and took several actions to maintain cash liquidity. The Company initially utilized wholesale funding, and subsequently sold debt securities to accommodate sustained lower deposit levels and maintain its highly liquid balance sheet.
As Silvergate prepares for what it expects will be a sustained period of lower deposits, it is taking several actions to help ensure the business is resilient, including managing its expense base and evaluating its product portfolio and customer relationships going forward. In addition, Silvergate has made the difficult decision to substantively reduce its workforce in order to account for the economic realities facing its business and the digital asset industry today.
Alan Lane, chief executive officer of Silvergate, commented, “While we are taking decisive actions to navigate the current environment, our mission has not changed. We believe in the digital asset industry, and we remain focused on providing value-added services for our core institutional customers. To that end, we are committed to maintaining a highly liquid balance sheet with a strong capital position.”
Fourth Quarter 2022 Highlights
•Net loss attributable to common shareholders for the quarter was $1.0 billion, or $33.16 loss per common share, compared to net income of $40.6 million, or $1.28 per diluted share, for the third quarter of 2022, and net income of $18.4 million, or $0.66 per diluted share, for the fourth quarter of 2021
•Digital asset customers were 1,620 at December 31, 2022, compared to 1,677 at September 30, 2022, and 1,381 at December 31, 2021
•The Silvergate Exchange Network (“SEN”) handled $117.1 billion of U.S. dollar transfers in the fourth quarter of 2022, an increase of 4% compared to $112.6 billion in the third quarter of 2022, and a decrease of 47% compared to $219.2 billion in the fourth quarter of 2021
•Total SEN Leverage commitments were $1.1 billion at December 31, 2022, compared to $1.5 billion at September 30, 2022, and $570.5 million at December 31, 2021
•Digital asset customer related fee income for the quarter was $6.6 million, compared to $7.9 million for the third quarter of 2022, and $9.3 million for the fourth quarter of 2021
•Average digital asset customer deposits were $7.3 billion during the fourth quarter of 2022, compared to $12.0 billion during the third quarter of 2022
Full Year 2022 Highlights
•Net loss attributable to common shareholders for the year ended December 31, 2022 was $948.7 million, or $30.07 loss per common share, compared to net income of $75.5 million, or $2.91 per diluted share for the year ended December 31, 2021
•The SEN handled $563.3 billion of U.S. dollar transfers for the year ended December 31, 2022, compared to $787.4 billion for the year ended December 31, 2021
•Digital asset customer related fee income for the year ended December 31, 2022 was $32.2 million, compared to $35.8 million for the year ended December 31, 2021

	As of or for the Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021

Financial Highlights	(Dollars in thousands, except per share data)
Net (loss) income attributable to common shareholders	$(1,049,917)	$40,640	$18,375
Adjusted net income available to common shareholders(1)	$15,124	$40,640	$18,375
Diluted (loss) earnings per common share	$(33.16)	$1.28	$0.66
Adjusted earnings per diluted share(1)	$0.48	$1.28	$0.66
Return on average assets (ROAA)(2)	(27.83)%	1.04%	0.50%
Adjusted return on average assets(1)(2)	0.40%	1.04%	0.50%
Return on average common equity (ROACE)(2)	(409.02)%	12.99%	7.25%
Adjusted return on average common equity(1)(2)	5.89%	12.99%	7.25%
Net interest margin(2)(3)	1.54%	2.21%	1.11%
Cost of deposits(2)	0.77%	0.16%	0.00%
Cost of funds(2)	1.76%	0.28%	0.01%
Efficiency ratio(4)	(28.61)%	37.11%	52.08%
Adjusted efficiency ratio(1)(2)	63.30%	37.11%	52.08%
Total assets	$11,355,553	$15,467,340	$16,005,495
Total deposits	$6,296,550	$13,238,426	$14,290,628
Book value per common share	$12.93	$35.94	$46.55
Tier 1 leverage ratio	5.36%	10.71%	11.07%
Total risk-based capital ratio	57.26%	46.63%	57.08%

	Year Ended December 31,
	2022	2021

Financial Highlights	(Dollars in thousands, except per share data)
Net (loss) income attributable to common shareholders	$(948,662)	$75,512
Adjusted net income available to common shareholders(1)	$116,379	$75,512
Diluted (loss) earnings per common share	$(30.07)	$2.91
Adjusted earnings per diluted share(1)	$3.69	$2.91
Return on average assets (ROAA)	(5.97)%	0.66%
Adjusted return on average assets(1)	0.73%	0.66%
Return on average common equity (ROACE)	(75.54)%	9.32%
Adjusted return on average common equity(1)	9.27%	9.32%
Net interest margin(3)	1.71%	1.20%
Cost of deposits	0.18%	0.00%
Cost of funds	0.50%	0.01%
Efficiency ratio(4)	(54.62)%	51.06%
Adjusted efficiency ratio(1)	44.93%	51.06%
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(1)See “Non-GAAP Financial Measures” for further information and reconciliation of these metrics.
(2)Data has been annualized.
(3)Net interest margin is a ratio calculated as net interest income divided by average interest earning assets for the same period. For the three and twelve months ended December 31, 2021, net interest margin ratio is calculated on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%. As a result of the Company recording losses in the fourth quarter of 2022 and full year 2022, the income from tax-exempt securities in these periods does not include any adjustments for taxable equivalent basis.
(4)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Asset Initiative
At December 31, 2022, the Company’s digital asset customers were 1,620 compared to 1,677 at September 30, 2022, and 1,381 at December 31, 2021. As the Company prepares for what it expects will be a sustained period of transformation, it is taking several actions to help ensure the business is resilient, including offboarding certain non-core customers and eliminating a portion of its product portfolio. As a result of these efforts, the Company is assessing its pipeline of prospective digital asset customers. For the fourth quarter of 2022, $117.1 billion of U.S. dollar transfers occurred on the SEN, a 4% increase from $112.6 billion transfers in the third quarter of 2022, and a decrease of 47% compared to $219.2 billion in the fourth quarter of 2021.

Results of Operations, Quarter Ended December 31, 2022
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio included tax-exempt municipal bonds with tax-exempt income. As a result of the Company recording losses in the fourth quarter of 2022 and full year 2022, the income from tax-exempt securities in these periods does not include any adjustments for taxable equivalent basis. For prior years, net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $53.7 million for the fourth quarter of 2022, compared to $80.9 million for the third quarter of 2022, and $40.2 million for the fourth quarter of 2021.
Compared to the third quarter of 2022, net interest income decreased $27.2 million due to increased interest expense, partially offset by increased interest income driven by higher yields across all interest earning asset categories. Average total interest earning assets decreased by $0.7 billion for the fourth quarter of 2022 compared to the third quarter of 2022, primarily due to decreased securities and loans balances. The average yield on interest earning assets increased from 2.47% for the third quarter of 2022 to 3.27% for the fourth quarter of 2022, with the most significant impacts due to higher yields on securities and interest earning deposits in other banks. Average interest bearing liabilities increased $4.4 billion for the fourth quarter of 2022 compared to the third quarter of 2022, due to the significantly higher utilization of short-term borrowings and brokered certificates of deposit. The average rate on total interest bearing liabilities increased from 2.19% for the third quarter of 2022 to 3.87% for the fourth quarter of 2022, primarily due to an increase in interest rates on short-term borrowings and brokered certificates of deposit.
Compared to the fourth quarter of 2021, net interest income increased $13.5 million due to increased interest income, with the largest driver being higher yields on interest earning assets, offset by increased interest expense. Average total interest earning assets decreased by $0.6 billion for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to decreased interest earning deposits in other banks and loan balances partially offset by an increase in securities balances. The average yield on total interest earning assets increased from 1.11% for the fourth quarter of 2021 to 3.27% for the fourth quarter of 2022, primarily due to overall higher yields resulting from increased interest rates. Average interest bearing liabilities increased $6.1 billion for the fourth quarter of 2022 compared to the fourth quarter of 2021, due to higher average balances on short-term borrowings and brokered certificates of deposit. The average rate on total interest bearing liabilities increased from 1.17% for the fourth quarter of 2021 to 3.87% for the fourth quarter of 2022, primarily due to the impact of increased interest rates on short-term borrowings.
Net interest margin for the fourth quarter of 2022 was 1.54%, compared to 2.21% for the third quarter of 2022, and 1.11% for the fourth quarter of 2021. The decrease in net interest margin compared to the third quarter of 2022 was primarily due to higher interest expense associated with short-term borrowings and brokered certificates of deposit. The increase in net interest margin compared to the fourth quarter of 2021 was primarily due to higher yields on adjustable rate securities, interest earning assets in other banks and loans, partially offset by higher borrowing costs associated with short-term borrowings and brokered certificates of deposit.

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$2,804,816	$27,395	3.88%	$1,324,361	$8,001	2.40%	$5,282,661	$2,166	0.16%
Taxable securities	7,856,510	52,363	2.64%	8,868,639	47,401	2.12%	5,735,932	10,178	0.70%
Tax-exempt securities(1)	1,972,899	12,279	2.47%	2,889,391	14,412	1.98%	1,728,862	9,454	2.17%
Loans(2)(3)	1,085,757	21,046	7.69%	1,407,290	20,663	5.83%	1,641,345	17,892	4.32%
Other	126,382	1,039	3.26%	62,835	289	1.82%	34,490	777	8.94%
Total interest earning assets	13,846,364	114,122	3.27%	14,552,516	90,766	2.47%	14,423,290	40,467	1.11%
Noninterest earning assets	1,119,827			942,110			295,841
Total assets	$14,966,191			$15,494,626			$14,719,131
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,958,921	$18,290	3.70%	$1,000,615	$5,221	2.07%	$77,564	$27	0.14%
Short-term borrowings	4,212,772	41,862	3.94%	769,565	4,399	2.27%	12	—	0.00%
Subordinated debentures	15,857	281	7.03%	15,854	258	6.46%	15,843	249	6.24%
Total interest bearing liabilities	6,187,550	60,433	3.87%	1,786,034	9,878	2.19%	93,419	276	1.17%
Noninterest bearing liabilities:
Noninterest bearing deposits	7,432,838			12,139,522			13,377,552
Other liabilities	133,787			134,164			49,023
Shareholders’ equity	1,212,016			1,434,906			1,199,137
Total liabilities and shareholders’ equity	$14,966,191			$15,494,626			$14,719,131
Net interest spread(4)			(0.60)%			0.28%			(0.06)%
Net interest income, taxable equivalent basis		$53,689			$80,888			$40,191
Net interest margin(5)			1.54%			2.21%			1.11%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		—			—			(1,985)
Net interest income, as reported		$53,689			$80,888			$38,206
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(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for the three months ended December 31, 2021. There were no adjustments to taxable equivalent basis for the three months ended December 31, 2022 or September 30, 2022.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period. For the three months ended December 31, 2021, net interest margin ratio is calculated on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%.
Provision (Reversal) for Loan Losses
The Company recorded a $0.5 million reversal of provision for loan losses for the fourth quarter of 2022, compared to a $0.6 million reversal of provision for the third quarter of 2022 and no provision for the fourth quarter of 2021 as a result of management’s assessment of the level of the allowance for loan losses, and the lower amount and change in mix of the loan portfolio, among other factors.
Noninterest Income (Loss)
Noninterest loss for the fourth quarter of 2022 was $887.3 million, compared to noninterest income of $8.5 million for the third quarter of 2022 and $11.1 million for the fourth quarter of 2021. The decline in the fourth quarter was due to losses on securities of $751.4 million and losses on derivatives of $8.7 million resulting from sale of $5.2 billion of debt securities and related derivatives that took place during the quarter. In addition, the Company recorded a $134.5 million impairment charge related to an estimated $1.7 billion of securities it expects to sell in the first quarter of 2023 to reduce borrowings.

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021

	(Dollars in thousands)
Noninterest income:
Deposit related fees	$6,623	$7,953	$9,378
Mortgage warehouse fee income	167	482	684
(Loss) gain on securities, net	(885,807)	—	56
(Loss) gain on derivatives, net	(8,699)	—	928
Loss on sale of loans, net	(46)	(329)	—
Other income	495	348	9
Total noninterest (loss) income	$(887,267)	$8,454	$11,055
Noninterest Expense
Noninterest expense totaled $238.5 million for the fourth quarter of 2022, an increase of $205.3 million, or 619.4%, compared to the third quarter of 2022, and an increase of $212.8 million, or 829.6%, compared to the fourth quarter of 2021. The increase in noninterest expense compared to the prior quarter was primarily due to a $196.2 million impairment charge on developed technology assets acquired earlier in the year. In the fourth quarter of 2022, the Company determined that based on recent changes in market conditions of the digital asset industry, the likelihood of the launch of a blockchain-based payment solution was no longer imminent and performed an impairment analysis resulting in the impairment charge. In addition, noninterest expense increased due to a $7.1 million increase in salaries and benefits expense due in large part to a $3.7 million restructuring charge related to exiting the mortgage warehouse lending product during the fourth quarter of 2022. The restructuring costs primarily consist of severance and employee benefits.
The increase in noninterest expense from the fourth quarter of 2021 was primarily driven by the impairment charge discussed above and an increase in salaries and employee benefits attributable to increased headcount prior to December 2022, as well as increases in communications and data processing, and professional services, all of which supported organic growth of the Company’s strategic initiatives. This was partially offset by a decrease in federal deposit insurance expense due to a lower growth rate in deposit levels.

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$26,707	$19,632	$13,815
Occupancy and equipment	850	822	728
Impairment of intangible assets	196,223	—	—
Communications and data processing	3,306	3,210	1,862
Professional services	6,112	4,314	2,994
Federal deposit insurance	1,210	1,217	3,100
Correspondent bank charges	286	902	634
Other loan expense	528	529	364
Other general and administrative	3,270	2,527	2,159
Total noninterest expense	$238,492	$33,153	$25,656
Income Tax Expense (Benefit)
Income tax benefit was $24.3 million for the fourth quarter of 2022, compared to an expense of $13.5 million for the third quarter of 2022, and $2.2 million for the fourth quarter of 2021. Our effective tax rate for the fourth quarter of 2022 was 2.3%, compared to 23.7% for the third quarter of 2022, and 9.4% for the fourth quarter of 2021. The decrease in the tax expense and effective tax rate for the fourth quarter of 2022 compared to the third quarter of 2022 and the fourth quarter of 2021 was driven by losses incurred in the fourth quarter of 2022. The income tax benefit recorded in the fourth quarter of 2022 was due to the reversal of prior period income tax expense incurred during the first three quarters of the year, partially offset by a charge from the transition to a 100% valuation allowance on deferred tax assets.
Results of Operations, Year Ended December 31, 2022
Net loss attributable to common shareholders for the year ended December 31, 2022 was $948.7 million, or $30.07 loss per diluted common share, compared to income of $75.5 million, or $2.91 per diluted share, for the comparable period in 2021.
Net interest income for the year ended December 31, 2022 was $255.6 million, compared to $129.3 million for the same period in 2021. The increase in net interest income was primarily due to a $196.9 million increase in interest income and a $70.6 million increase in interest expense, primarily due to growth in the balance sheet and an increase in rates.
Noninterest loss for the year ended December 31, 2022 was $860.1 million, compared to noninterest income of $45.3 million for the same period in 2021. The decrease in noninterest income was primarily due to an $886.2 million net loss on securities. Digital asset customer related fee income for the year ended December 31, 2022 was $32.2 million, compared to $35.8 million for the year ended December 31, 2021.
Noninterest expense was $330.2 million for the year ended December 31, 2022, compared to $89.1 million for the year ended December 31, 2021. The increase in noninterest expense was primarily due to a $196.2 million impairment charge on intangible assets and a $32.4 million increase in salaries and benefits expense.
Income tax expense was $6.7 million for the year ended December 31, 2022, compared to $6.9 million for the same period in 2021. Our effective tax rates for the years ended December 31, 2022 and 2021 were (0.7)% and 8.1%, respectively. The decrease in the Company’s effective tax rate in 2022 was primarily related to losses incurred in the fourth quarter of 2022. Due to the uncertainty of future earnings, the deferred tax asset balance of $342.0 million was subject to a 100% valuation allowance at December 31, 2022. The income tax expense recorded in 2022 was primarily due to the transition to this valuation allowance, resulting in the expensing of the $6.5 million deferred tax asset balance as of December 31, 2021. The deferred tax asset balance associated with net operating losses will carry forward indefinitely and can be utilized against 80% of future periods taxable income.
Balance Sheet
Deposits
At December 31, 2022, deposits totaled $6.3 billion, a decrease of $6.9 billion, or 52.4%, from September 30, 2022, and a decrease of $8.0 billion, or 55.9%, from December 31, 2021. Noninterest bearing deposits totaled $3.9 billion, representing approximately 61.2% of total deposits at December 31, 2022, a decrease of $8.2 billion from the prior quarter end, and a $10.4 billion decrease compared to December 31, 2021. At December 31, 2022, the Company held $2.4 billion of brokered certificates of deposit.
The Bank’s average total deposits from digital asset customers during the fourth quarter of 2022 amounted to $7.3 billion, with the high and low daily totals of these deposit levels during such time being $11.9 billion and $3.5 billion, respectively, compared to an average of $12.0 billion during the third quarter of 2022, and high and low daily deposit levels of $14.0 billion and $11.1 billion, respectively.

The following table sets forth a breakdown of the Company’s digital asset customer base and the deposits held by such customers at the dates noted below:

	December 31, 2022		September 30, 2022		December 31, 2021
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital asset exchanges	104	$2,882	108	$7,579	94	$8,288
Institutional investors	1,025	539	1,069	3,043	894	4,220
Other customers	491	410	500	1,247	393	1,603
Total	1,620	$3,830	1,677	$11,869	1,381	$14,111
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(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the fourth quarter of 2022 was 0.77%, compared to 0.16% for the third quarter of 2022 and 0.00% for the fourth quarter of 2021. The increase in the weighted average cost of deposits in the third and fourth quarter of 2022 was due to the issuance of brokered certificates of deposit.

	Three Months Ended
	December 31, 2022		September 30, 2022		December 31, 2021
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$7,432,838	—	$12,139,522	—	$13,377,552	—
Interest bearing accounts:
Interest bearing demand accounts	3,423	0.00%	3,470	0.00%	7,660	0.05%
Money market and savings accounts	31,951	0.01%	49,720	0.00%	69,364	0.14%
Certificates of deposit	1,923,547	3.77%	947,425	2.19%	540	0.73%
Total interest bearing deposits	1,958,921	3.70%	1,000,615	2.07%	77,564	0.14%
Total deposits	$9,391,759	0.77%	$13,140,137	0.16%	$13,455,116	0.00%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held-for-sale, were $590.2 million at December 31, 2022, a decrease of $802.3 million, or 57.6%, from September 30, 2022, and a decrease of $1.2 billion, or 66.9%, from December 31, 2021. Given the current macro environment, the rising interest rate environment and related reduction in mortgage volumes, Silvergate exited its mortgage warehouse lending product in the fourth quarter of 2022.

	December 31, 2022	September 30, 2022	December 31, 2021

	(Dollars in thousands)
Real estate loans:
One-to-four family	$37,495	$37,636	$105,098
Multi-family	9,086	9,028	56,751
Commercial	62,609	63,979	210,136
Construction	—	—	7,573
Commercial and industrial(1)	301,655	302,160	335,862
Reverse mortgage and other	1,080	1,270	1,410
Mortgage warehouse	—	58,760	177,115
Total gross loans held-for-investment	411,925	472,833	893,945
Deferred fees, net	(959)	(1,871)	275
Total loans held-for-investment	410,966	470,962	894,220
Allowance for loan losses	(2,638)	(3,176)	(6,916)
Loans held-for-investment, net	408,328	467,786	887,304
Loans held-for-sale(2)	181,846	924,644	893,194
Total loans	$590,174	$1,392,430	$1,780,498
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(1)Commercial and industrial loans includes $301.7 million, $302.2 million and $335.9 million of SEN Leverage loans as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
(2)Loans held-for-sale includes $181.8 million, $891.5 million and $893.2 million of mortgage warehouse loans as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was $2.6 million at December 31, 2022, compared to $3.2 million at September 30, 2022 and $6.9 million at December 31, 2021. The ratio of the allowance for loan losses to total loans held-for-investment at December 31, 2022 was 0.64%, compared to 0.67% and 0.77% at September 30, 2022 and December 31, 2021, respectively.
Nonperforming assets totaled $3.4 million, or 0.03% of total assets, at December 31, 2022, a decrease of $0.3 million from $3.7 million, or 0.02% of total assets at September 30, 2022. Nonperforming assets decreased $0.6 million, from $4.0 million, or 0.03%, of total assets at December 31, 2021.

	December 31, 2022	September 30, 2022	December 31, 2021

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans	$3,339	$3,698	$4,003
Troubled debt restructurings	$1,618	$1,623	$1,713
Other real estate owned, net	$83	$45	—
Nonperforming assets	$3,422	$3,743	$4,003

Asset Quality Ratios:
Nonperforming assets to total assets	0.03%	0.02%	0.03%
Nonaccrual loans to total loans(1)	0.81%	0.79%	0.45%
Net charge-offs to average total loans(1)	0.10%	0.09%	0.00%
Allowance for loan losses to total loans(1)	0.64%	0.67%	0.77%
Allowance for loan losses to nonaccrual loans	79.01%	85.88%	172.77%
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(1)Loans exclude loans held-for-sale at each of the dates presented.

Securities
The total securities portfolio decreased $5.7 billion, or 49.8%, from $11.4 billion at September 30, 2022, and decreased $2.9 billion, or 33.5%, from $8.6 billion at December 31, 2021, to $5.7 billion at December 31, 2022. In order to accommodate sustained lower deposit levels and to maintain a highly liquid balance sheet, Silvergate sold $5.2 billion of debt securities for cash proceeds during the fourth quarter of 2022. The sale resulted in a loss on the sale of securities of $751.4 million during the fourth quarter of 2022. In addition, the Company recorded a $134.5 million impairment charge related to an estimated $1.7 billion of securities it expects to sell in the first quarter of 2023 to reduce borrowings. As of December 31, 2022, all securities which were previously classified as held-to-maturity had been transferred to available-for-sale.
Capital Ratios
At December 31, 2022, the Company’s ratio of common equity to total assets was 3.61%, compared with 7.36% at September 30, 2022, and 8.84% at December 31, 2021. At December 31, 2022, the Company’s book value per common share was $12.93, compared to $35.94 at September 30, 2022, and $46.55 at December 31, 2021. The decrease in the Company’s book value per common share from September 30, 2022 was primarily due to the mark-to-market impact of reclassifying securities from held-to-maturity to available-for-sale, the valuation allowance on deferred tax assets and the impairment charge on intangible assets.
At December 31, 2022, the Company had a tier 1 leverage ratio of 5.36%, common equity tier 1 capital ratio of 42.48%, tier 1 risk-based capital ratio of 57.07% and total risk-based capital ratio of 57.26%.
At December 31, 2022, the Bank had a tier 1 leverage ratio of 5.12%, common equity tier 1 capital ratio of 53.89%, tier 1 risk-based capital ratio of 53.89% and total risk-based capital ratio of 54.07%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	December 31, 2022	September 30, 2022	December 31, 2021
The Company
Tier 1 leverage ratio	5.36%	10.71%	11.07%
Common equity tier 1 capital ratio	42.48%	40.72%	49.53%
Tier 1 risk-based capital ratio	57.07%	46.54%	56.82%
Total risk-based capital ratio	57.26%	46.63%	57.08%
Common equity to total assets	3.61%	7.36%	8.84%
The Bank
Tier 1 leverage ratio	5.12%	10.45%	10.49%
Common equity tier 1 capital ratio	53.89%	45.45%	53.89%
Tier 1 risk-based capital ratio	53.89%	45.45%	53.89%
Total risk-based capital ratio	54.07%	45.53%	54.15%
________________________
(1)December 31, 2022 capital ratios are preliminary.
Subsequent Events
In 2022, the Company increased employee headcount at a rapid rate in an effort to keep up with its growing digital asset business and serve its customers. The Company has reduced headcount by approximately 200 employees, or 40%, in order to account for the economic realities facing the business and industry today. Reducing headcount will enable Silvergate to continue to offer a tailored customer experience, while prudently managing expenses in a more challenging macro environment. Impacted employees were notified on January 4, 2023, and the Company has provided these individuals with severance packages and job placement resources. The Company estimates aggregate costs associated with the reduction in force of approximately $8.1 million, including approximately $6.2 million in severance payments and $1.2 million in employee benefits. The majority of these costs will be incurred in the first quarter of 2023.
Subsequent to December 31, 2022 and through January 17, 2023 the Company received $1.5 billion in proceeds and recognized approximately $11.4 million of losses and $5.0 million of gains on sales of available-for-sale securities.

Conference Call and Webcast
The Company will host a conference call on Tuesday, January 17, 2023 at 11:00 a.m. (Eastern Time) to present and discuss fourth quarter 2022 financial results. The conference call can be accessed live by dialing 1-844-200-6205 or for international callers, 1-929-526-1599, entering the access code 308427. A replay will be available starting at 1:00 p.m. (Eastern Time) on January 17, 2023 and can be accessed by dialing 1-866-813-9403, or for international callers +44-204-525-0658. The passcode for the replay is 949184. The replay will be available until 11:59 p.m. (Eastern Time) on January 31, 2023.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving digital asset companies and investors around the world. Silvergate is enabling digital asset markets and reshaping global commerce for a digital asset future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing war in Ukraine; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; the transition away from USD LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, digital currencies and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; and other factors that may affect our future results.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Edelman Smithfield for Silvergate
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS
Cash and due from banks	$555,581	$465,853	$256,378	$207,304	$208,193
Interest earning deposits in other banks	4,019,003	1,420,970	1,637,410	1,178,205	5,179,753
Cash and cash equivalents	4,574,584	1,886,823	1,893,788	1,385,509	5,387,946
Securities available-for-sale, at fair value	5,732,539	8,317,247	8,686,307	9,463,494	8,625,259
Securities held-to-maturity, at amortized cost	—	3,104,557	3,131,321	2,751,625	—
Loans held-for-sale, at lower of cost or fair value	181,846	924,644	872,056	937,140	893,194
Loans held-for-investment, net of allowance for loan losses	408,328	467,786	594,671	739,014	887,304
Other investments	169,190	60,428	63,456	61,719	34,010
Accrued interest receivable	42,944	78,799	72,463	62,573	40,370
Premises and equipment, net	3,866	3,518	3,328	1,678	3,008
Intangible assets	—	194,045	190,455	189,977	—
Derivative assets	39,998	153,990	104,995	46,415	34,056
Safeguarding assets	—	—	52,838	243,769	—
Other assets	202,258	275,503	234,816	158,869	100,348
Total assets	$11,355,553	$15,467,340	$15,900,494	$16,041,782	$16,005,495
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$3,852,547	$12,005,719	$13,436,017	$13,323,535	$14,213,472
Interest bearing accounts	2,444,003	1,232,707	64,703	72,627	77,156
Total deposits	6,296,550	13,238,426	13,500,720	13,396,162	14,290,628
Short-term borrowings	4,300,000	700,000	800,000	800,000	—
Subordinated debentures, net	15,859	15,855	15,852	15,848	15,845
Safeguarding liabilities	—	—	52,838	243,769	—
Accrued expenses and other liabilities	139,923	181,714	107,865	39,507	90,186
Total liabilities	10,752,332	14,135,995	14,477,275	14,495,286	14,396,659
Commitments and contingencies
Preferred stock	2	2	2	2	2
Class A common stock	317	317	316	316	304
Class B non-voting common stock(1)	—	—	—	—	—
Additional paid-in capital	1,557,033	1,555,996	1,554,627	1,553,547	1,421,592
Retained (deficit) earnings	(754,802)	295,115	254,475	218,558	193,860
Accumulated other comprehensive loss	(199,329)	(520,085)	(386,201)	(225,927)	(6,922)
Total shareholders’ equity	603,221	1,331,345	1,423,219	1,546,496	1,608,836
Total liabilities and shareholders’ equity	$11,355,553	$15,467,340	$15,900,494	$16,041,782	$16,005,495
________________________
(1)Effective June 14, 2022, Class B non-voting common stock was cancelled and its authorized shares reallocated to Class A common stock following a shareholder approved amendment to the Company’s articles of incorporation.

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income
Loans, including fees	$21,046	$20,663	$17,892	$82,050	$68,619
Taxable securities	52,363	47,401	10,178	148,529	36,094
Tax-exempt securities	12,279	14,412	7,469	54,695	17,301
Other interest earning assets	27,395	8,001	2,166	39,789	6,799
Dividends and other	1,039	289	777	2,250	1,581
Total interest income	114,122	90,766	38,482	327,313	130,394
Interest expense
Deposits	18,290	5,221	27	23,534	134
Short-term borrowings	41,862	4,399	—	47,127	—
Subordinated debentures	281	258	249	1,034	993
Total interest expense	60,433	9,878	276	71,695	1,127
Net interest income before provision for loan losses	53,689	80,888	38,206	255,618	129,267
Reversal of provision for loan losses	(502)	(601)	—	(3,577)	—
Net interest income after provision for loan losses	54,191	81,489	38,206	259,195	129,267
Noninterest income
Deposit related fees	6,623	7,953	9,378	32,352	35,981
Mortgage warehouse fee income	167	482	684	1,855	3,056
(Loss) gain on securities, net	(885,807)	—	56	(886,184)	5,238
(Loss) gain on derivatives, net	(8,699)	—	928	(8,699)	928
Loss on sale of loans, net	(46)	(329)	—	(375)	—
Other income	495	348	9	902	53
Total noninterest (loss) income	(887,267)	8,454	11,055	(860,149)	45,256
Noninterest expense
Salaries and employee benefits	26,707	19,632	13,815	78,239	45,794
Occupancy and equipment	850	822	728	3,321	2,464
Impairment of intangible assets	196,223	—	—	196,223	—
Communications and data processing	3,306	3,210	1,862	12,245	7,072
Professional services	6,112	4,314	2,994	19,660	9,776
Federal deposit insurance	1,210	1,217	3,100	5,684	13,537
Correspondent bank charges	286	902	634	2,817	2,515
Other loan expense	528	529	364	2,123	1,117
Other general and administrative	3,270	2,527	2,159	9,903	6,845
Total noninterest expense	238,492	33,153	25,656	330,215	89,120
(Loss) income before income taxes	(1,071,568)	56,790	23,605	(931,169)	85,403
Income tax (benefit) expense	(24,339)	13,462	2,214	6,741	6,875
Net (loss) income	(1,047,229)	43,328	21,391	(937,910)	78,528
Dividends on preferred stock	2,688	2,688	3,016	10,752	3,016
Net (loss) income attributable to common shareholders	$(1,049,917)	$40,640	$18,375	$(948,662)	$75,512
Basic (loss) earnings per common share	$(33.16)	$1.28	$0.67	$(30.07)	$2.95
Diluted (loss) earnings per common share	$(33.16)	$1.28	$0.66	$(30.07)	$2.91
Weighted average common shares outstanding:
Basic	31,663	31,655	27,527	31,545	25,582
Diluted	31,663	31,803	27,744	31,545	25,922

Non-GAAP Financial Measures
(Unaudited)
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
This earnings release includes certain non-GAAP financial measures for the periods presented below in order to present our results of operations for that period on a basis consistent with our historical operations. Management believes that these non-GAAP financial measures provide useful information to investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP.
During the fourth quarter of 2022, the digital asset industry experienced a transformational shift, with significant over-leverage in the industry, leading to several high-profile bankruptcies. These dynamics led to a crisis of confidence across the ecosystem and led many industry participants to shift deposits away from digital asset trading platforms. The Company saw significant outflows of deposits during the quarter and took several actions to maintain cash liquidity, which included utilizing wholesale funding and subsequently sold debt securities to accommodate the sustained lower deposit levels and maintain its highly liquid balance sheet. This restructuring of the Company’s balance sheet led to the decision to reduce its expense base going forward by significantly reducing its workforce. The following adjustments represent the impact of these actions in response to the events that occurred in the fourth quarter of 2022 and are considered infrequent in nature. The likelihood that these charges will occur in subsequent periods may depend on deposit levels and customer behavior.
Loss on securities: The Company sold securities in order to manage liquidity and recognized net losses related to the declines in market values relative to amortized cost. In addition, an other than temporary impairment charge was recorded for securities that the Company will more likely than not be required to sell before recovery of its amortized cost basis.
Loss on derivatives: In conjunction with the securities sales the Company, de-designated and sold certain related derivatives hedging fair value of securities and realized net losses on the change in fair value on the derivative instruments related to the timing of the sales of derivatives.
Restructuring charges: Restructuring charges includes direct costs related to reduction in force efforts or other exit and disposal activities, such as decisions to no longer provide certain products. Costs related to reduction in force actions primarily consist of one-time termination benefits for affected employees including severance payments, employee benefit payments, accelerated stock-based compensation expense and other related costs, such as job placement services and legal costs.
Impairment of intangible assets: In January 2022, the Company purchased certain developed technology assets related to running a block-chain-based payment network. In the fourth quarter of 2022, the Company determined that based on recent changes in market conditions of the digital asset industry, the likelihood of the launch of a blockchain-based payment solution was no longer imminent. The Company performed an impairment analysis and took an impairment charge of $196.2 million.
Income taxes: The tax effect adjustment below was determined by calculating the estimated annual effective tax rate on adjusted income before income taxes and applying the rate to pre-tax income. The difference between the estimated income tax and the income tax expense or benefit as reported was included as a tax effect adjustment.
Adjusted diluted shares: Adjusted earnings per diluted share is calculated by dividing adjusted net income available to common shareholders by the weighted average common shares outstanding adjusted for the dilutive effects of all potential shares of common stock. In periods where a net loss attributable to common shareholders was reported, the diluted shares were the same as basic shares because the effects of potentially dilutive shares were anti-dilutive.

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

	(In thousands, except per share data)
Noninterest income
Noninterest income (loss), as reported	$(887,267)	$8,454	$11,055	$(860,149)	$45,256
Adjustments:
Loss on securities, net	885,807	—	—	885,807	—
Loss on derivatives, net	8,699	—	—	8,699	—
Adjusted noninterest income	$7,239	$8,454	$11,055	$34,357	$45,256

Noninterest expense
Noninterest expense, as reported	$238,492	$33,153	$25,656	$330,215	$89,120
Adjustments:
Impairment of intangible assets	(196,223)	—	—	(196,223)	—
Restructuring charges	(3,704)	—	—	(3,704)	—
Adjusted noninterest expense	$38,565	$33,153	$25,656	$130,288	$89,120

Net income (loss) attributable to common shareholders
Net (loss) income attributable to common shareholders, as reported	$(1,049,917)	$40,640	$18,375	$(948,662)	$75,512
Adjustments:
Loss on securities, net	885,807	—	—	885,807	—
Loss on derivatives, net	8,699	—	—	8,699	—
Impairment of intangible assets	196,223	—	—	196,223	—
Restructuring charges	3,704	—	—	3,704	—
Tax effect(1)	(29,392)	—	—	(29,392)	—
Adjusted net income available to common shareholders	$15,124	$40,640	$18,375	$116,379	$75,512

Earnings (loss) per diluted share
(Loss) earnings per diluted share, as reported	$(33.16)	$1.28	$0.66	$(30.07)	$2.91
Adjusted net income available to common shareholders	$15,124	$40,640	$18,375	$116,379	$75,512
Weighted average common shares outstanding:
Diluted shares, as reported	31,663	31,803	27,744	31,545	25,922
Add: Diluted effects of stock-based awards	104	—	—	26	—
Adjusted fully diluted shares	31,767	31,803	27,744	31,571	25,922
Adjusted earnings per diluted share	$0.48	$1.28	$0.66	$3.69	$2.91
________________________
(1)Amount represents the total income tax adjustment needed to calculate an effective income tax rate on adjusted income before income taxes of 22.1%.

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

	(Dollars in thousands)
Return on average assets (ROAA)(1)
Adjusted net income available to common shareholders	$15,124	$40,640	$18,375	$116,379	$75,512
Average assets	14,966,191	15,494,626	14,719,131	15,882,737	11,356,838
Return on average assets (ROAA), as reported	(27.83)%	1.04%	0.50%	(5.97)%	0.66%
Adjusted return on average assets	0.40%	1.04%	0.50%	0.73%	0.66%

Return on average common equity (ROACE)(1)
Adjusted net income available to common shareholders	$15,124	$40,640	$18,375	$116,379	$75,512
Average common equity	1,018,395	1,241,285	1,005,491	1,255,880	809,963
Return on average common equity (ROACE), as reported	(409.02)%	12.99%	7.25%	(75.54)%	9.32%
Adjusted return on average common equity	5.89%	12.99%	7.25%	9.27%	9.32%

Efficiency ratio
Adjusted noninterest expense	$38,565	$33,153	$25,656	$130,288	$89,120
Net interest income	53,689	80,888	38,206	255,618	129,267
Adjusted noninterest income	7,239	8,454	11,055	34,357	45,256
Adjusted total net interest income and noninterest income	60,928	89,342	49,261	289,975	174,523
Efficiency ratio, as reported	(28.61)%	37.11%	52.08%	(54.62)%	51.06%
Adjusted efficiency ratio	63.30%	37.11%	52.08%	44.93%	51.06%
________________________
(1)Data has been annualized.